Exhibit 99.1

MEDICINOVA AND AVIGEN STOCKHOLDERS APPROVE MERGER

SAN DIEGO, Calif., and ALAMEDA, Calif., December 17, 2009 — MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Nasdaq:MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number:4875) and Avigen, Inc. (Nasdaq:AVGN), a biopharmaceutical company, today announced that their respective stockholders have approved the merger pursuant to which a wholly-owned subsidiary of MediciNova will merge with and into Avigen.

The preliminary tabulation for the special meeting of MediciNova stockholders indicates that approximately 99% of MediciNova shares present and voting at the meeting voted for the approval of the merger agreement dated August 20, 2009 and the issuance of secured notes by MediciNova as part of the merger consideration. The number of shares voting to approve the merger agreement and issuance of the convertible notes represents approximately 74% of the total number of shares of MediciNova common stock outstanding and entitled to vote.

The preliminary tabulation for the special meeting of Avigen stockholders indicates that approximately 99% of Avigen shares present and voting at the meeting voted for the approval of the merger agreement dated August 20, 2009. The number of shares voting to approve the merger agreement represents approximately 80% of the total number of shares of Avigen common stock outstanding and entitled to vote.

Under the terms of the merger agreement and as described in the joint proxy statement/ prospectus mailed to Avigen stockholders, Avigen stockholders had the right to elect to receive an amount per share in either cash, secured convertible notes to be issued by MediciNova or a combination of cash and such convertible notes. Avigen stockholders who did not make a timely election or failed to deliver a properly completed election form to American Stock Transfer & Trust Company, LLC by the election deadline (5:00 p.m., Eastern Time, on December 17, 2009) were not able to elect the form of merger consideration they will receive in the merger. These non-electing stockholders will receive a combination of 50% cash and 50% secured convertible notes to be issued by MediciNova.

The transaction is expected to close on December 18, 2009, subject to satisfaction of customary closing conditions.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis, and either pursue development independently in the United States, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. For more information about Avigen, consult the company’s website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to the merger contain forward-looking statements. Such forward looking statements include the expected timing of closing the merger. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that the merger will not close as expected, or at all, due to the failure of satisfaction of all of the closing conditions. These risks and uncertainties are detailed in the joint proxy statement/prospectus mailed to stockholders of Avigen and MediciNova and in Amendment No. 3 to Registration Statement on Form S-4 filed by MediciNova with the Securities and Exchange Commission, in each case under the caption “Risk Factors.”

# # #

CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

CONTACT: Avigen, Inc.

Andrew Sauter, Chief Executive Officer, President and Chief Financial Officer

510-748-7172

Kirk Johnson, Ph.D., Vice President, Research & Development

510-748-7106

ir@avigen.com

2